Exhibit 10.1
WHITEHAWK CAPITAL PARTNERS, LP
11601 Wilshire Blvd., Suite 1250
Los Angeles, CA 90025

HIGHLY PERSONAL AND CONFIDENTIAL
August 16, 2022
Stronghold Digital Mining Holdings, LLC
of 2151 Lisbon Road
Kennerdell, PA 16374
Attention: Gregory A. Beard, Co-Chairman and Chief Executive Officer
Commitment Letter
Ladies and Gentlemen:
You, Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company (the “Borrower” or “you”) and a direct subsidiary of Stronghold Digital Mining, Inc., a Delaware corporation (“Holdings”) have informed Whitehawk Capital Partners, LP (“Whitehawk” as “Arranger” and “Initial Lender”) that you intend to consummate the transactions described on Annex A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Annexes attached hereto.
The Initial Lender and the Arranger are referred to herein as the “Commitment Party”, “we” or “us”. All references to “dollars” or “$” in this agreement and the annexes and any other attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.
1.Titles and Roles; Commitments.
You have requested that Whitehawk commit to provide the Loan Facility and that Whitehawk agree to structure and arrange the Loan Facility. The Commitment Party hereby commits to provide 100% of the Loan Facility upon the principal terms and subject to the conditions set forth or referred to herein, in the fee letter among Whitehawk and you dated the date hereof (the “Fee Letter”), in the Summary of Principal Terms and Conditions for the Loan Facility attached hereto as Annex A (and incorporated by reference herein) (the “Term Sheet”) and the Additional Conditions to Closing attached hereto as Annex B (and incorporated by reference herein).
In connection with the foregoing, Whitehawk is pleased to confirm its willingness to act, and you hereby appoint Whitehawk to act, as sole lead arranger and sole bookrunner to provide the Borrower with structuring assistance in connection with the Loan Facility, in each case on the terms contained in this Commitment Letter and the Fee Letter. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Loan Facility, unless each of the Borrower and the Commitment Party shall agree.
Our fees for services related to the Loan Facility are set forth in the Fee Letter entered into by Holdings, the Borrower and the Commitment Party on the date hereof. This Commitment Letter and the Fee Letter are collectively referred to herein as the “Letters”.
2.Information.
The Borrower represents and warrants that (i) all written information (other than financial projections, forward looking information, budgets, estimates and information of a general economic or general industry nature) (the “Information”), provided directly by, or on behalf of, the Borrower to the Commitment Party in connection with the transactions contemplated hereunder is and will be, at the time it was (or hereafter is) furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain, as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Party or the Lenders by or on behalf of the Borrower have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Party, it being understood and agreed that financial projections are not a guarantee of financial performance, are subject to significant uncertainties and contingencies, many of which are beyond your control, and actual results may differ from financial projections and such differences may be material. You agree that if you become aware that at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects, when taken as a whole, under those circumstances, and such supplement shall be deemed to cure such representation. In arranging the Loan Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Borrower or any other party or to advise or opine on any related solvency issues.
3.    Conditions.
The commitments of the Initial Lender hereunder with respect to the Loan Facility and the initial loan made available on the Closing Date, and the Arranger’s agreement to perform the services described herein are conditioned solely upon the following (the “Specified Conditions”): (i) since December 31, 2021, there shall not have occurred any Material Adverse Effect (it being understood that no Material Adverse Effect shall occur as a result of (x) any decrease in value or number of Bitcoin or any other “cryptocurrency” or (y) any decrease in the number of “miners” that are associated with financing arrangements with “NYDIG” as in effect on the date hereof for such cryptocurrencies) and (ii) all the conditions set forth in Annex B hereto (the “Conditions Annex”) shall have been satisfied or waived by the Commitment Party.
The terms of the Loan Documents shall be in a form such that they do not impair availability of the Loan Facility on the Closing Date if all of the Specified Conditions are satisfied. The provisions of this paragraph shall be referred to herein as the “Certain Funds Provisions.”
4.    Indemnification and Related Matters.
You agree to indemnify and hold harmless the Commitment Party and its affiliates and such affiliates’ respective officers, directors, employees, advisors, agents, other representatives and controlling persons (the Commitment Party and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions and the other transactions contemplated hereby, the Loan Facility, the use of proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, creditors or shareholders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable legal and other out-of-pocket costs and expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction to the Indemnified Persons taken as a whole, and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Persons (as defined below), as determined in a final, non-appealable judgment of a court of competent jurisdiction or (ii) a material breach in bad faith of the obligations of such Indemnified Person or its Related Persons under this Commitment Letter, as determined in a final, non-appealable judgment of a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (A) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of any Indemnified Person or (B) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter or the Loan Facility. For purposes hereof, a “Related Person” of an Indemnified Person means controlled affiliates of such person and the respective directors, officers, employees, agents or controlling persons, of such Indemnified Person or any of its affiliates.
You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested indemnification or contribution in accordance with this Commitment Letter, you shall be liable for any settlement or other action referred to in the immediately preceding sentence effected without your consent if (a) such settlement or other action is entered into more than 30 days after receipt by you of such request for such indemnification or contribution and (b) you shall not have provided such indemnification or contribution in accordance with such request prior to the date of such settlement or other action.
In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.
5.    Assignments; Amendments.
This Commitment Letter may not be assigned by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Party and the other parties hereto and, except as set forth in Annex A, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided, that the Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any affiliate, co-investor, financing source or any other Lender prior to the Closing Date. The Commitment Party may perform the duties and activities described hereunder through any of their affiliates and the provisions hereof shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter (including the schedules and Annexes hereto) may not be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.
6.    Confidentiality.
Please note that the Letters and any written communications provided by, or oral discussions with, the Commitment Party in connection with this arrangement are exclusively for the information of the Borrower and may not be disclosed by you to any third party or circulated publicly without the

Commitment Party’s prior written consent, except (i) to the extent deemed by the Borrower to be necessary or advisable to comply with its disclosure obligations under the federal securities laws, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, such person agrees to inform you promptly thereof to the extent not prohibited by law), (ii) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such person or any of its affiliates (in which case you agree to inform the Commitment Party promptly thereof prior to disclosure to the extent legally permitted to do so and to reasonably cooperate with the Commitment Party to the extent that it may seek to limit such disclosure or to avoid the requirement for such disclosure, including cooperating with the Commitment Party’s efforts to seek an order or other reliable assurance that confidential treatment will be accorded to designated portions of the disclosed information), (iii) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and who are actively involved with the Transaction and on a confidential basis; provided, that we hereby consent to your disclosure of (x) to the extent not otherwise permitted by clause (i), the aggregate fees, without any breakdown in calculation of the fees attributable to the Commitment Party, the Arranger and the Lenders in any publicly filed financial statements or statements of sources and uses relating to the Loan Facility, and (y) this Commitment Letter in connection with the exercise of any remedy or enforcement of any right hereunder.
The Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates and will not disclose such information to any third party or circulate such information publicly without your prior written consent, except to the extent that such information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or representatives in violation of this Commitment Letter, (b) was received by the Commitment Party on a non-confidential basis from a source (other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Commitment Party to be prohibited from disclosing such information to the Commitment Party by a legal, contractual or fiduciary obligation to the Borrower or its affiliates and (c) to the extent that such information was already in the Commitment Party’s possession from a source other than the Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by the Commitment Party without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent the Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, such person agrees to inform you promptly thereof to the extent not prohibited by law), (ii) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such person or any of its affiliates, (iii) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (iv) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Loan Facility, in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) in connection with the exercise of any remedies hereunder or under the Fee Letter, and (vii) to market data collectors, similar service providers to the lending industry and service providers to the Commitment Party and the Lenders in connection with the administration and the management of the Loan Facility.
The obligations under the preceding paragraph shall remain in effect until the earlier of (i) one year from the date of this Commitment Letter and (ii) the Closing Date, at which time any confidentiality undertaking in the Loan Documents shall supersede this provision.

After the closing of the Transactions, the Commitment Party may, (i) place advertisements in periodicals and on the Internet as it may choose and (ii) circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Loan Facility).
7.    Absence of Fiduciary Relationship; Affiliates; Etc.
The Commitment Party and/or its respective affiliates (each, collectively, a “Financial Institution”) is a full service financial institution engaged, either directly or through affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Financial Institution, and funds or other entities in which such Financial Institution invests or with which such Financial Institution co-invests, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Financial Institution may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, its subsidiaries and/or other entities and persons which may (i) be involved in transactions arising from or relating to this Commitment Letter or (ii) have other relationships with the Borrower, its subsidiaries and its or their affiliates. In addition, each Financial Institution may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although each Financial Institution, in the course of such other activities and relationships, may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, no Financial Institution shall have any obligation to disclose such information, or the fact that it is in possession of such information, to the Borrower or to use such information on the Borrower’s behalf.
Consistent with each Financial Institution’s policies to hold in confidence the affairs of its customers, no Financial Institution will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that none of the Financial Institutions or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
Each Financial Institution may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in the Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand. You acknowledge and agree that the transactions contemplated by the Letters (including the exercise of rights and remedies hereunder and under the Fee Letter) are arm’s-length commercial transactions between the Commitment Party, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (i) the Commitment Party has not assumed an advisory or fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Financial Institution has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower, except the obligations expressly set forth in the Letters and (ii) the Commitment Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of Holdings and the Borrower agrees that it will not assert any claim (and hereby waives, to the extent permitted by law, any claim) that the Commitment Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Holdings or the Borrower, in connection with such transactions or the process leading thereto. In addition, the Commitment Party may employ the services of their respective affiliates in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning Holdings and/or the Borrower and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Party hereunder.
In addition, please note that no Financial Institution provides accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.
Furthermore, you acknowledge that the Commitment Party and its affiliates may have fiduciary or other relationships whereby the Commitment Party and its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Borrower, potential lenders with respect of the Loan Facility or others with interests in respect of the Loan Facility. You acknowledge that the Commitment Party and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the Commitment Party’s relationship to you hereunder.
8.    Expenses.
Whether or not the Closing Date occurs, you agree to promptly pay and reimburse the Commitment Party (or at the direction of the Commitment Party make payment to vendors) all fees and expenses as set forth in the Fee Letter and the definitive financing documentation.
9.    Miscellaneous.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement by each party to negotiate in good faith the definitive documentation for the Loan Facility by the parties hereto in a manner consistent with this Commitment Letter.
The Initial Lender’s commitment and the Commitment Party’s agreements hereunder will terminate on 11:59 p.m. New York City time on October 31, 2022 unless the Closing Date shall have occurred on or prior to such date and time.
The provisions set forth under Sections 4, 6, 7 and 8 hereof and this Section 9 (other than any provision therein that expressly terminates upon execution of the Loan Documents) and the provisions of the Fee Letter (including the payment of the “Alternate Transaction Fee” (as defined in the Fee Letter)) will remain in full force and effect regardless of whether Loan Documents are executed and delivered and/or notwithstanding the expiration or termination of this Commitment Letter or our commitments and agreements hereunder and shall terminate in accordance with their terms.
The parties hereto agree that any suit or proceeding arising in respect to any of the Letters or our engagement or commitments hereunder will be tried in a court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding, claim or counterclaim (whether based on tort, contract or otherwise) arising in connection with or as a result of either our commitments or any matter referred to in any of the Letters is hereby waived to the extent permitted by applicable law by the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.
The Letters and any claim, controversy or dispute arising under or related to the Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would require any other laws to apply.
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
The Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it, and each Lender, is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in Annex B), which information includes the name, address and tax identification number of the Borrower and each such Guarantor and other information that will allow the Commitment Party and each Lender to identify the Borrower and each such Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Party and each Lender.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (including .pdf or .tif format) will be effective as delivery of a manually executed counterpart hereof. The Letters are the only agreements that have been entered into among the parties hereto with respect to the Loan Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Loan Facility. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to Whitehawk the enclosed copy of this Commitment Letter (together, if not previously executed and delivered, with the Fee Letter) on or before 5:00 p.m. New York City time on August 16, 2022 and making the Work Fee (as defined in the Fee Letter), whereupon the Letters will become binding agreements among us as set forth in the Letters. If the Letters have not been signed and returned as described in the preceding sentence by such date and time, this offer will terminate on such date and time. We look forward to working with you on this transaction.

[Signature pages follow]

We are pleased to have this opportunity and we look forward to working with you on this transaction.
Very truly yours,
WHITEHAWK CAPITAL PARTNERS, L.P.

/s/ Robert A. Louzan
By: Robert A. Louzan
Its: Managing Partner

Accepted and agreed to as of
the date first written above:

STRONGHOLD DIGITAL MINING, INC.

/s/ Gregory A. Beard
By: Gregory A. Beard
Its: Co-Chairman and Chief Executive Officer

STRONGHOLD DIGITAL MINING HOLDINGS, LLC

/s/ Gregory A. Beard
By: Gregory A. Beard
Its: Co-Chairman and Chief Executive Officer

    [Signature page to Commitment Letter]

Annex A
CONFIDENTIAL

Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company (the “Borrower”) and a direct subsidiary of Stronghold Digital Mining, Inc., a Delaware corporation (“Holdings”).
Guarantors:
All obligations of the Borrower under the Loan Facility will be unconditionally guaranteed by Holdings and all of Holdings and the Borrower’s present and future direct and indirect subsidiaries (collectively, the “Guarantors”); provided that (i) any non-wholly owned subsidiary that is formed after the Closing Date and if not less than 50% of any of its equity interest is held by another person (that is not an affiliate of a Loan Party), such subsidiary shall not be required to become a “Guarantor” but only so long as it is not a “guarantor” or “obligor” with respect to “indebtedness” of any other person and its equity is not pledged to any other “person” and (ii) no subsidiary that exists on the Closing Date shall become a non-guarantor solely because it becomes a non-wholly owned subsidiary or any portion of its equity interest is held by a person other than a Loan Party. The Guarantors, together with the Borrower, are referred to herein as each a “Loan Party” and collectively, the “Loan Parties”.

Lenders:	A syndicate of banks, financial institutions and other institutional lenders arranged by the Arranger in consultation with the Borrower (the “Lenders”).
Administrative Agent and Collateral Agent:	Whitehawk Capital Partners, L.P. or its designee (the “Administrative Agent”)
Arranger and Sole Bookrunner:	Whitehawk Capital Partners, L.P.
Loan Facility:
A senior secured term loan credit facility (the “Loan Facility”) with a maximum credit amount (“Maximum Credit Amount”) of $60 million of which an amount not to exceed the amounts owed under the financing agreements with Whitehawk Capital Finance LLC plus the fees, costs and expenses related to transactions contemplated by the Letters (and not for any payment to any third-party) on the Closing Date (the “Closing Date Draw”) shall be funded on the Closing Date and an amount not to exceed the lesser of (x) $20 million and (y) $60 million less the Closing Date Draw (the lesser of (x) and (y) “Delayed Draw Amount”) shall be available after the Closing Date and on or prior to the date that is 180-days after the Closing Date (the “Delayed Draw Date”).[2]

1 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.
2 Obligations owed to Whitehawk Capital Finance LLC shall continue to be serviced in accordance with the terms of the underlying documentation until paid in full.

Availability:	The Closing Date Draw may only be borrowed on the Closing Date. The Delayed Draw Amount may only be borrowed after the Closing Date and until the Delayed Draw Date. The Delayed Draw Amount may be drawn in up to two draws of not less than $5 million (and an in an aggregate amount not to exceed the Delayed Draw Amount). Amounts repaid under the Loan Facility may not be reborrowed.
Optional Prepayment:
The Loan Facility may be prepaid and the commitments terminated in whole at any time upon 5 business days’ prior written notice to Administrative Agent and shall be accompanied by the Prepayment Premium (as defined in the Fee Letter). Payments required after the occurrence of an “event of default” shall be accompanied by the Prepayment Premium.
Prepayments shall be applied to the installment payments (including the amount due on the Maturity Date) in the inverse order of maturity.

Mandatory Prepayments:
Customary for financings of this type, including: (i) 100% of proceeds of asset sales (other than (x) sales of inventory in the ordinary course of business, (y) in the case of proceeds from the sale of newly delivered miners from “Minerva” which were ordered to prior to the date of this Commitment Letter, to the extent the Borrower and its subsidiaries have at least 35,000 or more miners at such time the mandatory prepayment shall be at the rate of 50% of such sale proceeds and if the Borrower and its subsidiaries have fewer than 35,000 miners, the prepayment amount shall be 100% and (z) other exceptions to be agreed, including reinvestment provisions); (ii) 100% of casualty and condemnation proceeds (subject to a to be agreed reinvestment provisions) and (iii) 100% of proceeds of debt (other than permitted debt).
All Mandatory Prepayments shall be subject to the Prepayment Premium, subject to all applicable reinvestment provisions.
Mandatory prepayments shall be applied to the installment payments (including the amount due on the Maturity Date) in the inverse order of maturity.

Use of Proceeds:	(a) The Closing Date Draw shall be used to refinance obligations owed to Whitehawk Capital Finance LLC by the Borrower and/or its subsidiaries (which refinancing shall be done as a cash less roll and/or converting such amounts owed as Closing Date Draw at the option of the Commitment Party) and (b) to pay costs and expenses related to the transactions contemplated by the Commitment Letter and this Term Sheet. The Delayed Draw Amount shall be used for general corporate purposes of the Borrower and its subsidiaries.
Fees and Interest Rates:	As set forth on Annex A-1.
Term:	The maturity date of the Loan Facility shall be the date that is 3 years after the Closing Date (the “Maturity Date”).

Amortization:	Monthly straight line amortization as follows: (a) with respect to the Closing Date Draw, at the rate of 33.3% per annum commencing with the last business day of the first full month after the Closing Date and (b) with respect to the Delayed Draw Amount, each funded Delayed Draw Amount to amortize through the Maturity Date in an amount equal to the funded Delayed Draw Amount divided by the number of months remaining to the Maturity Date (by way of example, if the Delayed Draw Amount is fully drawn 32 months prior to the Maturity Date, then the Delayed Draw Amount would be payable in 32 equal monthly installments payable commencing with the last business day of the month in which the Delayed Draw Amount is drawn). The outstanding principal amount shall be paid in full on the Maturity Date.
Equity:	On the Closing Date, the Lenders to receive equity interests in the Borrower as set forth in the Fee Letter.

Collateral:
The obligations of the Loan Parties in respect of the Loan Facility and the Guarantees will be secured by first priority perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties, including, without limitation: (i) accounts and other receivables, (ii) chattel paper, (iii) deposit accounts, commodities accounts, and securities accounts, security entitlements, securities, crypto currencies, wallets and related assets, (iv) inventory, (v) general intangibles and licenses (including all contract rights), (vi) investment property, including equity interests issued by each present and future, direct or indirect subsidiary of Holdings and the Borrower and other equity interest held by any Loan Party (including any and all “joint venture interests”), (vii) owned and leased real property and fixtures (including the presently owned power plants), (viii) chattel paper, (ix) documents, (x) instruments, (xi) commercial tort claims, (xii) letters of credit, (xiii) supporting obligations, (xiv) letter of credit rights, and (xv) all proceeds and products of any or all of the foregoing in whatever form received (all of the foregoing, the “Collateral”).
Notwithstanding anything to the contrary contained herein, the Collateral shall not include the following (the “Excluded Assets”), (i) any rights or interests in any contract, lease, permit, license, charter or license agreement, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Administrative Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (A) to apply to the extent any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (B) so as to limit, impair or otherwise affect the Administrative Agent's unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (provided that pledge of “joint venture” interests may not be excluded using this clause (i), unless the Loan Parties have used their commercially reasonable efforts to seek the pledge thereof and no other person has a lien on or pledge of the joint venture interest not held by a Loan Party or an affiliate of a Loan Party), (ii) any “intent-to-use” trademark applications or “intent-to-use” service mark applications or any other intellectual property, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law, and (iii) deposit accounts (x) exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (y) accounts, in the aggregate, holding less than $50,000 and (z) “zero-balance” accounts.

Material Adverse Effect:
To be defined as “a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Loan Parties and their subsidiaries, taken as a whole, (b)  the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents to which they are parties or (c) (i) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document, (ii) the validity, binding effect or enforceability of any Loan Document, or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the “Security Documents” (to be defined) on a material portion of the Collateral.

Representations and Warranties:
Usual and customary for facilities of this type, to be applicable to Holdings, the Borrower and their subsidiaries and subject to customary exceptions and qualifications to be agreed upon in the Loan Documents, and including, without limitation the following: financial statements (including pro forma financial statements); no Material Adverse Effect; organizational status and good standing; compliance with laws; power and authority; enforceability of Loan Documents; no conflict with law, organizational documents or contractual obligations; governmental and third-party approvals; material agreements; no material litigation; ownership of property; intellectual property; use of proceeds; insurance; undisclosed liabilities; taxes; PATRIOT Act, anti-money laundering, OFAC and FCPA; Federal Reserve regulations; Public Utility Holding Company Act; “transmitting utility” (if applicable); Investment Company Act; subsidiaries and equity interests; environmental matters; solvency; accuracy of disclosure; ERISA and other pension matters; labor matters; margin stock; creation, validity, perfection and priority of security interests; solvency; and customary collateral matters.

Affirmative Covenants:
Usual and customary for facilities of this type, to be applicable to Holdings, the Borrower and their subsidiaries and subject to customary exceptions and qualifications to be agreed upon in the Loan Documents, and including, without limitation the following: delivery of audited annual consolidated and unaudited consolidated quarterly financial statements, with management discussions and analysis of operating performance, monthly miner and power reporting / performance, other monthly reporting consistent with those required to be delivered in existing financing arrangements with Whitehawk Capital Finance LLC (including monthly reporting) and other customary supporting information and collateral reports, calculations of EBITDA, annual budgets, report of capital expenditures and investments, accountants’ letters, compliance certificates and other information reasonably requested by the Lenders through the Administrative Agent; lender calls and meetings (at such times and places to be mutually agreed); notices of defaults, material adverse effects, litigation and other material events; payment of obligations; maintenance of existence and material rights, privileges, permits; compliance with laws and regulations (including environmental laws and labor laws); PATRIOT Act, OFAC; FCPA and other anti-terrorism laws; Public Utility Holding Company Act; “transmitting utility” (if applicable); taxes; licenses (if applicable); maintenance of property and insurance; material agreements; maintenance of books and records; use of proceeds; right of the Administrative Agent to inspect property and books and records of each Loan Party (at Borrower’s cost and expense subject to limitations to be agreed); obtain mortgages (including leasehold mortgages) and title insurances; collateral access agreements; cash management; control agreements; and further assurances with respect to guarantees, security interests, collateral and related matters.

Negative Covenants:
Usual and customary for facilities of this type, to be applicable to Holdings, the Borrower and their subsidiaries and in each case with customary exceptions, qualifications and baskets to be agreed upon in the Loan Documents, and including, without limitation the following: limitations on the incurrence of indebtedness (and no other pari passu indebtedness, with all junior/subordinated/unsecured junior indebtedness subject to an acceptable intercreditor/subordination agreement); liens (and no other pari passu liens, with all junior lien indebtedness subject to an acceptable intercreditor/subordination agreement); fundamental changes; mergers, divisions, liquidations and dissolutions; sales of assets (including sale and leasebacks); no dividends, distributions and other payments (including redemptions and repurchases) in respect of equity interests shall be permitted other than, in each case, subject to absence of a Default or an Event of Default, necessary dividends or distributions due to “Up-C” structure; investments, acquisitions, loans and advances; joint ventures; transactions with affiliates; no payments, prepayments, redemptions or repurchases of secured, unsecured and subordinated debt (whether for principal or interest); amending or otherwise modifying debt documents or material contracts; amending or otherwise modifying any organizational documents in a manner materially adverse to the Lenders; restrictive agreements (including restrictions on the ability of subsidiaries to grant liens or to pay dividends or to make distributions); changes in fiscal year; changes in lines of business; “miner” operations, including at minimum hash rate; facility closings; negative pledge; material and adverse modifications of material contracts; speculative transactions; accounting practices; and with respect to Holdings, customary passive holding company restrictions.

Financial Covenant:
Financial covenants for the Loan Facility shall include:
(a) the maintenance of not less than $7.5 million of liquidity (to be defined as unrestricted cash (or cash restricted in favor of the Administrative Agent and to not include any “crypto currency” in such calculation)) at all times (and $10 million (rising to $20 million commencing July 1, 2023) of average daily liquidity for each calendar month); and
(b) maximum total leverage ratio at the following levels: (i) Q4 2022, 7.5:1.0 (EBITDA calculation to be, 4x Q4 2022 EBITDA); (ii) Q1 2023 (EBITDA calculation to be, (Q4 2022 EBITDA + Q1 2023 EBITDA) x 2), 5.0:1.0; (iii) Q2 2023 (EBITDA calculation to be, Q4 2022 EBITDA + Q1 2023 EBITDA + 2x Q2 2023 EBITDA), 4.0:1.00; and (iv) Q3 2023 and thereafter, 4.0:1.0.
The maximum total leverage ratio shall be calculated on a “net debt” basis (i.e. net of unrestricted cash (or cash restricted in favor of the Administrative Agent and to not include any “crypto currency” in such calculation)).
Solely with respect to Q4 2022 total leverage covenant, any cash equity contribution to the Borrower (funded with cash proceeds of “qualified” equity of Holdings, which must be not less than 2x the amount of actual Specified Equity Contribution required for the Equity Cure and such qualified equity must be raised during the period following December 31, 2022 and until the date the financials for Q4 2022 are required to be delivered) on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Period”) will, at the irrevocable election of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with Q4 2022 total leverage covenant at the end of such fiscal quarter (but not any other subsequent period even if it includes such fiscal quarter) (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the Q4 2022 total leverage covenant, (b) all Specified Equity Contributions will be disregarded for purposes of calculation of EBITDA and all other purposes (including liquidity)and other items governed by reference to EBITDA (other than the total leverage covenant for Q4 2022 total leverage covenant), and (c) any Loans prepaid with the proceeds of Specified Equity Contributions (or any additional equity that is issued in connection with making such Specified Equity Contribution) shall be deemed outstanding for purposes of determining compliance with the total leverage covenant. Upon the receipt by the Borrower of the applicable Specified Equity Contribution, any resultant event of default or potential event of default related to noncompliance with the Q4 2022 total leverage covenant shall be deemed retroactively not to have occurred, subject to the terms and conditions set forth above; provided that the Borrower shall not be permitted to borrow the Delayed Draw Amount unless and until the Specified Equity Contribution is made or all events of default are waived.

Events of Default:
Subject to customary cure periods, usual and customary for facilities of this type, to be applicable to Holdings, the Borrower and their subsidiaries, and including, without limitation the following: nonpayment of principal when due; nonpayment of interest; nonpayment of fees or other amounts; material inaccuracy of representations and warranties when made or deemed made (provided that the materiality qualification in this clause shall not apply to the extent such representations and warranties are already qualified by materiality); violation of other covenants; cross default and cross acceleration to other debt; bankruptcy and insolvency events of Holdings, the Borrower and any subsidiary thereof (with grace period for involuntary proceedings); certain ERISA and other pension events; environmental matters; cessation of a material or substantial portion of operations; monetary judgment defaults in an amount to be agreed upon in the Loan Documents and material non-monetary judgment defaults; and actual or asserted (by Holdings, the Borrower or any other Loan Party) invalidity or impairment of any Loan Document or material security interest; change of control; and cross-default to material contracts.

Waivers and Amendments:	Customary for transactions of this type.
Collections:	The Loan Parties will implement cash management procedures and “crypto” control procedures reasonably acceptable to the Administrative Agent.
Conditions Precedent to Closing:
Subject to the Certain Funds Provisions and the section below titled “Conditions Precedent to Delayed Draw Amount Borrowing”, the availability of the initial extensions of credit under the Loan Facility (such date, the “Closing Date”) shall be subject to (i) the conditions set forth on Annex B, and (ii) the conditions set forth in Section 3 of the Commitment Letter.

Conditions Precedent to Delayed Draw Amount Borrowings
Accuracy of representations and warranties in all material respects (or, in the case of any such representation and warranties already qualified by materiality, by “Material Adverse Change” or by “Material Adverse Effect”, true and correct in all respects); no default or event of default; minimum 10-business days’ draw notice; and compliance with use of proceeds.

Assignments:	Customary for transactions of this type.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents, the Initial Lender, the Commitment Party and the Arranger associated with the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel for the Agents, the Commitment Party and Arranger (including Winston & Strawn LLP and any special counsel) and a single local counsel in each relevant jurisdiction) and (b) all reasonable out-of-pocket expenses of the Agents, the Arranger, the Initial Lender and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents. For the avoidance of doubt, Borrower shall reimburse each Commitment Party, the Initial Lender, the Arranger and their affiliates for all reasonable out-of-pocket costs and expenses incurred in respect of the Loan Facility regardless of whether any transactions contemplated hereby are consummated.
The Agents, the Commitment Party, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or related expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to arise (i) from the gross negligence, willful misconduct or bad faith of such indemnified person or any of its related parties, (ii) from a material breach of the obligations of such indemnified person or any of its related parties under the Loan Documents.

Cost and Yield Protection:	Customary for transactions of this type.
Governing Law and Forum:	State of New York
Counsel to Arranger, the Commitment Party, Initial Lender, Lenders and Administrative Agent:	Winston & Strawn LLP

Interest Rates and Fees

Interest Rate Options:    The Borrower may elect that the loans bear interest at a rate per annum equal to:
(i) the Reference Rate plus the Applicable Margin; or
(ii) the Term SOFR Rate plus the Applicable Margin.
The Applicable Margin with respect to shall be 10% for Term SOFR Rate and 9% for Base Rate Loans.
The “Reference Rate” means the greatest of (a) the prime lending rate, (b) the Federal Funds Rate plus ½%, (c) the one month Term SOFR Rate plus 1 percentage point and (d) 3.0%.
The “Term SOFR Rate” defined customarily for a 1-month SOFR and to not be less than 2.0%.
Interest Payment Dates:    Monthly in arrears.
Commitment Fee:        As set forth in the Fee Letter.
Agency Fee:        As set forth in the Fee Letter
Default Rate:    At any time when an event of default has occurred and is continuing all amounts under the Loan Facility would bear interest at 3.0% above the interest rate otherwise applicable thereto.

Annex B
Additional Conditions to Closing
The availability of the Loan Facility is subject to the satisfaction of each of the following conditions precedent:
1.The representations and warranties in the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation and warranties already qualified by materiality, by “Material Adverse Change” or by “Material Adverse Effect”, true and correct in all respects).
2.Immediately following the transactions, neither Holdings, the Borrower nor any of their subsidiaries shall have any indebtedness for borrowed money or preferred equity, or any guarantees or liens in each case in respect thereof, other than the Loan Facility (or as permitted thereunder).
3.The Borrower and its subsidiaries shall have repaid in full, or taken assignment (which assignment must result in full extinguishment and termination of all obligations owed to “NYDIG” and “Bank Prov”) of, all obligations owed to “NYDIG” and “Bank Prov” and their affiliates and shall have obtained a release or assignment (which assignment must result in full extinguishment and termination of all obligations owed to and liens and security interests in favor of “NYDIG” and “Bank Prov”) of claims, liens and security interest held by “NYDIG” and “Bank Prov” and their affiliates (subject to exceptions for customary indemnities and similar obligations, which do not create any lien or security interests, in favor of such Persons).
4.The “Loan Documents” (which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet) shall have been executed and delivered by the Loan Parties, including, without limitation, credit agreement, guaranties, mortgages, security agreements, pledge agreements, any intercreditor agreements, any fee letters and other customary documentation for transactions of this type; provided that with consent of the Commitment Party (not to be unreasonably withheld) mortgages, deposit account control agreements and other, similar security documents may be done on a post-closing basis. The Commitment Party shall have received the following: (a) customary legal opinions, (b) customary officers’ certificates, (c) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (d) customary lien searches with respect to the Borrower and the Guarantors, (e) a solvency certificate substantially in the form set forth in Exhibit A attached to this Annex B certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are solvent, (f) resolutions of the Borrower and the Guarantors, (g) certified charter documents of the Borrower and the Guarantors, (h) notice of borrowing, (i) customary evidence of insurance (and insurance endorsements, loss payee and additional insured certificates), (j) first priority security interest in all “Collateral”, (k) evidence of customary licenses (if applicable) and (l) duly executed Loan Documents executed by each person party thereto.
5.At least three business days prior to the Closing Date, Borrower and each of the Guarantors shall have provided to the Lenders the documentation and other information theretofore requested in writing by such Lenders at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
6.All fees payable to the Lenders, the Commitment Party and the Administrative Agent, on the Closing Date pursuant to the Commitment Letter and the Fee Letter and costs and expenses to the extent invoiced 2 business days prior to the Closing Date (or such shorter period of time as reasonably agreed by the Borrower) shall have been paid in cash to the extent due.
7.(a) The Loan Documents and the guarantees shall have been executed and be in full force and effect or substantially simultaneously with the initial borrowing under the Loan Facility, shall be executed and become in full force and effect and (b) all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by each Loan Party and, with respect to control agreements and “crypto” wallets, any applicable third-party, in each case, party thereto and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Loan Documents, and the Administrative Agent for shall have received such evidence of the foregoing as they reasonably require; provided that with consent of the Commitment Party (not to be unreasonably withheld) mortgages, deposit account control agreements and other, similar security documents may be done on a post-closing basis.
8.From December 31, 2021 until the Closing Date, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (it being understood that no Material Adverse Effect shall occur as a result of (x) any decrease in value or number of Bitcoin or any other “cryptocurrency” or (y) any decrease in the number of “miners” that are associated with financing arrangements with “NYDIG” as in effect on the date hereof for such cryptocurrencies).
9.Agreement upon sources and uses (including limitations upon expense reimbursement and other payments to Holdings, the Borrower and their affiliates). The Borrower shall have not less than $10 million in Liquidity.
10.Closing Date shall have occurred on or prior to October 31, 2022.
11.The Administrative Agent shall have received a customary officer’s certificate of each Loan Party, dated as of the Closing Date, confirming compliance with the conditions set forth in this Annex B, in form and substance reasonably acceptable to the Administrative Agent.
12.All material governmental and third party consents and approvals necessary in connection with the Loan Facility (including the granting and perfecting of the security interests with respect to the Collateral) and specified in the definitive documentation for the Loan Facility shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.
13.The Administrative Agent for such Debt Facility shall have received a loan request with respect to the Closing Date Loan three (3) business days prior to funding.
14.The Initial Lender shall have received the “warrants” specified in the Fee Letter.
15.The Administrative Agent shall have received the unaudited consolidated balance sheet of the Borrower as of June 30, 2022 and related unaudited statements of operations and cash flows for the six (6) month(s) then ended.

Exhibit A to Annex B
Form of Solvency Certificate
[Date]
This Solvency Certificate (this “Certificate”) is delivered pursuant to paragraph 4 of Annex B to the Commitment Letter, dated as of [__] (the “Commitment Letter”), by and among [__] (the “Borrower” or “you”), [___] (“Holdings”) and Whitehawk Capital Partners, L.P. (“Whitehawk”) and the [Credit Agreement] dated as of [___] among [___]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Commitment Letter [or the Credit Agreement, as applicable].
                          , the Chief Financial Officer of Borrower (after giving effect to the Transactions), DO HEREBY CERTIFY, on behalf of [_______] (“Holdings”), Borrower and their respective subsidiaries and not in any individual capacity, that as of the date hereof, after giving effect to the consummation of the Transactions:
1.The sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its subsidiaries, on a consolidated basis.
2.The present fair saleable value of the assets of Holdings and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and its subsidiaries as they become absolute and matured.
3.The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Closing Date.
4.Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
5.For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.
6.The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Commitment Letter.
[Remainder of Page Intentionally Left Blank]

[__]

_______________________
By:
Its: Chief Financial Officer